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                                 EXHIBIT 23.2

                       Consent of Deloitte & Touche LLP


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                                                                 EXHIBIT 23.2

                        INDEPENDENT AUDITORS' CONSENT

      We consent to the incorporation by reference in this Registration Statement of Michaels Stores, Inc. on Form S-3 of our report dated March 4, 1994 (May 11, 1994 as to Note 11) on the audit of the financial statements of Leewards Creative Crafts, Inc. (the "Company") as of and for the years ended January 30, 1994 and January 31, 1993, which expresses an unqualified opinion and includes an explanatory paragraph relating to the Agreement and Plan of Merger whereby the Company would become a subsidiary of Michaels Stores, Inc.

      We also consent to the reference to us under the heading "experts" in the Prospectus, which is part of such Registration Statement.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP


Chicago, Illinois
September 16, 1994